SECURITIES & EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549

                                  Form 8-K

                               Current Report

                     Pursuant to Section 13 or 15(d) of
                    the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported) October 8, 2004

            Exact Name of Registration as Specified in Charter:

                       SOFTWALL EQUIPMENT CORPORATION


     State of Other Jurisdiction of Incorporation:     Utah

     Commission File Number:                           000-28727

     IRS Employer Identification Number:               87-06254752

        Address and Telephone Number of Principle Executive Offices:
                   378 North Main, #124; Layton, UT 84041
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                               (801) 497-9075
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       11602 Colchester Drive;  SANDY, UTAH 84092     (801) 572-4724
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      Former Address and Telephone Number if Changed Since Last Report




Item 5.01.   Changes in Control of Registrant

Item 2.01 Completion of Acquisition or Disposition of Assets.

     Effective October 8, 2004, Softwall Equipment Corporation, ("the Company") experienced a change in control of registrant due to its principle shareholder selling 100% of his interest in the Company in the amount 101,605 shares representing 65% of the total outstanding to BSI, Inc.

     Following the effective date of the transaction, Lionel Drage was appointed President and Director of the Company and Randall Peterson resigned as President and Director and George S. Young resigned as Director and Secretary of the Company.

     Additionally, due to lack of economic benefit currently derived by the Company's mining assets, it sold the assets for consideration of ten dollars to a corporation owned by the Company's former president.

     The Company has little or no operations and no funds with which to develop operations and is currently in a legal suit with a former merger candidate. The Company is currently in the process of seeking short term capital while it investigates business opportunities to merge with or acquire. The Company currently has no agreement or arrangement of merger or acquisition. Additionally, management is reviewing the need to restructure its stock structure and will be making decisions in this regard in the near future

There is NO guarantee that the Company will be successful in developing any business opportunities or acquiring any operational capital. Any investment in the Company would be a highly speculative investment and should only be made by those investors who are capable of bearing the risk of losing the entire value of their investment.








                                 SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 5, 2004             SOFTWALL EQUIPMENT CORPORATION

                                   /s/ by Lionel Drage
                                   ----------------------------------
                                   President